EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media:  Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS TO ACQUIRE MAXWELL GRAPHIC ARTS OF
                           PHILADELPHIA, PENNSYLVANIA

     HOUSTON, TEXAS -- October 19, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire Maxwell Graphic Arts of Philadelphia, Pennsylvania. Maxwell is a full-service commercial printing company serving corporations, advertising and design firms, and marketing and communication professionals in Eastern Pennsylvania, New Jersey and Washington D.C. Richard Maxwell, President, and Alan Kravitz, Vice President, will continue with the company upon completion of the transaction. Representing the sellers in the transaction is Steven Blodgett of S.C. Blodgett & Co., Inc. of Malvern, Pennsylvania. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Maxwell is another successful company making a strong commitment to its future by joining Consolidated Graphics. We look forward to supporting Richard Maxwell and Alan Kravitz as they continue to grow their company, enhance service to their customers and improve their operating results."

     Mr. Maxwell added, "By joining the industry leader, we will be able to capitalize on the substantial managerial and financial resources of Consolidated Graphics. We have worked hard over the years to establish our company's reputation for superior service and quality. This is a very positive step for our company, our customers and our employees."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 50 companies with annualized revenues in excess of $580 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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